The Allied Defense Group, Inc.

FOR IMMEDIATE RELEASE	For More Information, Contact:
July 26, 2005	Crystal B. Leiderman

Director, Investor Relations
800-847-5322
Jim Drewitz, Investor Relations
972-355-6070

THE ALLIED DEFENSE GROUP CFO RESIGNS

Company Initiates Search for Successor;

VIENNA, Virginia, July 26, 2005 – The Allied Defense Group, Inc. (AMEX: ADG) announces the resignation of Charles A. Hasper as Chief Financial Officer (CFO), effective August 2, 2005. Mr. Hasper is departing after four years with the Company to become the CFO of Global Secure Corporation, a homeland security company based in Washington, D.C. Larry Fischer, Chief Financial Officer of Allied Defense’s NS Microwave subsidiary, has been named acting CFO until a permanent replacement is found.

The Company has initiated its search for a CFO and retained an executive search firm to assist in the process. Mr. Hasper has agreed to serve as an advisor until a replacement is engaged in order to ensure a smooth and orderly transition.

Major General (Ret) John J. Marcello, The Allied Defense Group’s Chief Executive Officer and President, said, “Chuck’s financial leadership was instrumental to the Company’s success over the last four years. We are thankful for his contributions and wish him well in his future endeavors.

“We are fortunate to have a very capable financial team in place to ensure continuity while we search for a new CFO. Allied Defense has a stellar management team and a promising future. We are confident we will find the right CFO to round out our team and strengthen our ability to grow Allied Defense prudently for the benefit of our shareholders,” concluded General Marcello.

Mr. Hasper said, “Allied Defense has come a long way in the last four years and I am proud to have been an important part of that growth.”

About The Allied Defense Group, Inc. (formerly Allied Research Corporation)
The Allied Defense Group, Inc. is a diversified international defense and security firm which: develops and produces conventional medium caliber ammunition marketed to defense departments worldwide; designs, produces and markets sophisticated electronic and microwave security systems principally for European and North American markets; manufactures battlefield effects simulators and other training devices for the military; and designs and produces state-of-the-art weather and navigation software, data, and systems for commercial and military customers.

For more Information, please visit the Company web site: www.allieddefensegroup.com

Certain statements contained herein are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.

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